Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
 Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Matt Bernier, Sr. Director
 Phone:  808.838.5508

matt.bernier@hawaiianair.com

MEDIA CONTACT:

Alan L. Hoffman, Sr. VP

Hawaiian Airlines

Phone:  808.838.6758

al.hoffman@hawaiianair.com

Hawaiian Holdings Reports 2008 Fourth Quarter and Year-End Financial Results

Fourth Quarter Highlights

•                  Operating revenue increased 19.9% to $300.5 million

•                  Revenue per available seat mile increased 17.8% to 12.55 cents

•                  Operating income totaled $38.1 million compared to an operating loss of $2.0 million in the fourth quarter of 2007

2008 Full Year Highlights

•                  Operating revenue increased 23.2% to $1.211 billion

•                  Revenue per available seat mile increased 19.6% to 12.73 cents

•                  Operating income totaled $91.9 million (including the benefit of a $52.5 million litigation settlement), compared to $6.8 million in 2007

•                  Net income of $28.6 million, or $0.57 per diluted share

•                  Unrestricted cash, cash equivalents and short-term investments of $205.9 million at December 31, 2008

HONOLULU — February 18, 2009 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported a consolidated net loss for the three months ended December 31, 2008 of $11.9 million, or $0.23 per diluted share, on total operating revenue of $300.5 million.  This result compares to net income of $3.3 million, or $0.07 per diluted share, on total operating revenue of $250.7 for the three months ended December 31, 2007.  The Company’s operating income of $38.1 million for the three months ended December 31, 2008 compares to an operating loss of $2.0 million in the prior year period.

For the full year 2008, the Company reported consolidated net income of $28.6 million, or $0.57 per diluted share, on total operating revenue of $1.211 billion.  This result compares to consolidated net income of $7.1 million, or $0.15 per diluted share, on total operating revenue of $982.6 million for the full year 2007.

“No one would have scripted the story line of 2008 one year ago,” commented Mark Dunkerley, the Company’s president and chief executive officer.  “Hawaiian had to cope with three unexpected but defining events during the year:  the foundering of two of our competitors; the escalation in the price of petroleum products and their subsequent collapse; and, the economic cataclysm that has seized our local, national and global economies.  To have emerged at year’s end stronger than when we started, with an improved financial result and a strengthened balance sheet, is a significant accomplishment for the team.”

“The fourth quarter operating profits reflect an improvement in the fundamentals of our business despite the onset of a severe recession in the United States and abroad.  While tourism to Hawaii has been deeply affected by sweeping economic challenges, the reduction in industry capacity and lower fuel prices have helped to offset the impact on our business.”

“These trends have continued into the early part of 2009 but the tenuous nature of demand and the volatility of oil prices coupled with our bookings taking place much closer to the date of travel obscures the  path ahead.  2008 was a year of unpredicted fortune and 2009 may well be similar.  In these uncertain times we remain focused on delivering our customers safe and reliable air transportation and outstanding customer service.  We are grateful for their continued support,” concluded Mr. Dunkerley.

Fourth Quarter Financial Results

The Company reported operating income of $38.1 million in the fourth quarter of 2008, compared to an operating loss of $2.0 million in the fourth quarter of 2007.

Hawaiian’s short haul interisland operations increased significantly year-over-year during the fourth quarter, while long haul capacity was virtually flat year-over-year.  Since shorter haul operations tend to have both higher revenue and higher costs per seat mile, this shift in mix of flying toward a higher percentage of shorter segment interisland operations tends to inflate both revenue per available seat mile (RASM) and cost per seat mile (CASM) relative to the prior year.

Fourth quarter 2008 operating revenue was $300.5 million, a 19.9% increase compared to the fourth quarter of 2007.  Capacity for the quarter increased 1.9% year-over-year to 2.4 billion available seat miles (ASMs), resulting in RASM of 12.55 cents, up 17.8% from 10.66 cents in the fourth quarter a year ago.  Fourth quarter load factor decreased to 80.4% from 86.8% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) increased 23.5% to 13.96 cents from 11.31 cents in the fourth quarter of 2007.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended						Twelve Months Ended
	December 31,						December 31,
	2008		2007		Change		2008		2007		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	1,919.1		2,003.7		(4.2)%		7,839.7		7,929.9		(1.1)%
Available seat miles (ASM) (a)	2,381.3		2,302.4		3.4%		9,479.2		9,076.2		4.4%
Passenger revenue per RPM	13.96	¢	11.31	¢	23.5%		14.10	¢	11.21	¢	25.8%
Passenger load factor (RPM/ASM)	80.6%		87.0%		(6.4	)pt.	82.7%		87.4%		(4.7	)pt.
Passenger revenue per ASM (PRASM)	11.25	¢	9.84	¢	14.3%		11.66	¢	9.80	¢	19.1%

Total Operations:
Revenue passenger miles (RPM) (a)	1,926.1		2,041.2		(5.6)%		7,858.8		8,057.1		(2.5)%
Available seat miles (ASM) (a)	2,394.4		2,350.5		1.9%		9,508.6		9,231.6		3.0%
Passenger load factor (RPM/ASM)	80.4%		86.8%		(6.4	)pt.	82.6%		87.3%		(4.7	)pt.
Operating Revenue per ASM (RASM)	12.55	¢	10.66	¢	17.8%		12.73	¢	10.64	¢	19.6%
Operating Cost per ASM (CASM)	10.96	¢	10.75	¢	2.0%		11.77	¢	10.57	¢	11.4%
CASM - excluding litigation settlement	10.96	¢	10.75	¢	2.0%		12.32	¢	10.57	¢	16.6%
CASM - excluding litigation settlement and aircraft fuel	7.67	¢	7.03	¢	9.1%		7.86	¢	7.41	¢	6.1%

(a) In millions.

Total operating expenses for the fourth quarter of 2008 increased 3.9% year-over-year to $262.4 million, resulting in operating cost per available seat mile (CASM) of 10.96 cents, up 2.0% versus the same period a year ago.  Excluding fuel, fourth quarter CASM increased 9.1% to 7.67 cents versus 7.03 cents for the same period a year ago.

Aircraft fuel costs decreased 9.7% year-over-year in the fourth quarter to $78.9 million and represented 30.1% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel decreased 11.7% year-over-year in the fourth quarter to $2.32 (including taxes and delivery), while block hours increased 10.3% primarily reflecting increased 717 operations.  During the current year period, the financial impact of hedging activities are included in non-operating income/expenses, and as such are not reflected in fuel expense.  During the fourth quarter, Hawaiian realized losses of $13.5 million on settled fuel derivative contracts, whereas non-operating expense reflects the recognition of $21.3 million in losses from Hawaiian’s fuel hedging activity which includes both realized gains and losses as well as changes in the mark-to-market value of fuel derivative contracts.

We believe that economic fuel expense is the best measure of the effect of fuel prices on our business as it most closely approximates the net cash outflow associated with the purchase of fuel for our operations in a period.  We define economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash receipts/payments received from or paid to hedge counterparties for fuel hedge derivative settled during the period, including any premium expense we recognized.  Economic fuel expense for the three months ended December 31, 2008 and 2007 is calculated as follows:

	Three Months Ended December 31,
	(in millions except per gallon amounts)
	2008	2007	Change
GAAP fuel expense, including taxes and delivery	$78.9	$87.4	$(8.5)
Settlement of fuel derivative contracts in the current period	$13.5	$(2.6)	$16.1
Economic fuel expense in the current period	$92.4	$84.8	$7.6
Fuel gallons consumed	33.9	33.2	0.7
Economic fuel costs per gallon	$2.72	$2.56	$0.17

Wages and benefits expenses increased by $7.9 million in the fourth quarter of 2008 from the comparable period in 2007 primarily as a result of increased operating activity associated with expanded interisland service following cessation of service by our primary interisland competitor in April 2008.  Additionally, during the fourth quarter of 2007, our results reflected the benefit of a non-recurring adjustment to Workers’ Compensation liabilities of $3.4 million.  Aircraft rental expenses increased $4.2 million during the period reflecting the recognition of additional rent expense related to certain maintenance deposits for which the Company does not expect to be reimbursed based on current estimates of future maintenance expense.  Hawaiian’s year-over-year increase in Other Rentals and Landing Fees reflects the increase in interisland operations and rate increases primarily associated with airports in the state of Hawaii.

Fourth quarter 2008 non-operating expense totaled $33.9 million, as compared to non-operating income of $3.1 million in the fourth quarter of 2007. Lower interest expense in the fourth quarter of 2008 was offset by lower interest income, while expenses totaling $21.3 million related to Hawaiian’s fuel hedging activities accounted for the majority of the year-over-year increase in non-operating expense.  The fuel hedging expenses include $13.5 million of realized losses on derivative contracts settling in the quarter, the reversal of $3.3 million of previously recorded losses on these same contracts, and $11.2 million in unrealized losses related to fuel derivative contracts settling in future periods.  Additionally, the Company recorded a non-cash charge of $7.8 million associated with an impairment of its auction rate securities.  The auction rate securities have a face value of $35.5 million.

2008 Full Year Financial Results

For the full year 2008, the Company reported operating income of $91.9 million compared to operating income of $6.8 million for the full year 2007.

Full year 2008 operating revenue was $1.211 billion, a 23.2% increase compared to $982.6 million in 2007.  Capacity for 2008 increased 3.0% year-over-year to 9.5 billion ASMs, resulting in RASM of 12.73 cents, up 19.6% from 10.64 cents a year ago.  Load factor decreased to 82.6% from 87.3% in 2007. Passenger yield increased 25.8% to 14.10 cents from 11.21 cents.

Total operating expenses for the year increased 14.7% to $1.119 billion. CASM in 2008 increased 11.4% to 11.77 cents. During the second quarter of 2008, Hawaiian received a litigation settlement totaling $52.5 million concluding its lawsuit with Mesa Air Group.  CASM excluding litigation settlement and fuel for the year was 7.86 cents, an increase of 6.1% versus the prior year.

For the full year of 2008, the Company reported non-operating expenses of $38.7 million, compared to non-operating expenses of $8.9 million in 2007, including the impact of the aforementioned fair value adjustment associated with auction rate securities.  Expenses totaling $16.1 million related to Hawaiian’s fuel hedging activities accounted for the majority of the year-over-year increase in non-operating expense. The fuel hedging expenses include $1.1 million of realized losses on derivative contracts settling in the year, the reversal of $3.3 million of previously recorded gains on these same contracts, and $11.6 million in unrealized losses related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging:

•                  As of December 31, 2008, the Company had unrestricted cash and cash equivalents and short-term investments of $205.9 million, and $28.0 million in restricted cash.

•                  As of December 31, 2008, the Company had outstanding $90.2 million under two term loan facilities, $109.1 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $12.9 million.

•                  As of December 31, 2008, the Company had $47.1 million of Capital Lease obligations primarily associated with our four recently acquired 717-200 aircraft.

•                  In September 2008, the Company issued 3.55 million shares of its common stock upon exercise of outstanding warrants to purchase common stock for $5.00 per share.  Pursuant to the terms of the warrants, as a result of the exercise, the Company received proceeds of $13.0 million in cash and $4.8 million in aggregate principal amount (at par value) of tendered term loan securities.

•                  A summary of the Company’s fuel derivatives contracts as of February 13, 2009 is available following the Consolidated Statements of Operations at the end of the press release.

2008 Highlights

Fourth Quarter Highlights

•                  Hawaiian has led all U.S. carriers in on-time performance for each of the past five years (2004-2008) and also been an industry leader in fewest misplaced bags during that same period (#2 in 2008, #1 from 2005-2007) as reported by the U.S. Department of Transportation.

•                  In December, Hawaiian responded to customer demand by announcing the addition of a third flight between Honolulu and Las Vegas operating four days per week, starting February 23, 2009.

•                  In December, Hawaiian appointed Brian Stewart as the Company’s vice president - accounting and controller.

•                  During the fourth quarter, Hawaiian announced the acquisition of three new wide-body Airbus A330-200 aircraft that will accelerate the start of the Company’s transition to a new Airbus fleet to 2010.  These aircraft are in addition to the agreement that Hawaiian announced in February to purchase up to 24 new Airbus aircraft.  One aircraft is being leased from CIT and is expected to join the fleet in the second quarter of 2010.  The other two aircraft are being leased from AWAS and are expected to join the fleet in the second quarter of 2010 and 2011, respectively.

•                  In late October, the 2008 Readers’ Choice Survey published by Condé Nast Traveler magazine ranked Hawaiian as the top-rated airline serving Hawaii and the fourth-highest ranked airline nationwide.

•                  During the fourth quarter, Hawaiian welcomed three of four Boeing 717-200 jets that are being added to its interisland fleet to increase operating efficiency and improve its flight schedule for customers. The fourth jet joined the operating fleet in January 2009, giving Hawaiian a total of 15 B717s for its interisland service.

Third Quarter Highlights

•                  At the end of September, Hawaiian appointed Dennis “Manny” Manibusan as the Company’s vice president of maintenance and engineering.

•                  In mid-September, in conjunction with its ongoing effort to reduce fuel costs, Hawaiian has signed an agreement with Aviation Partners Boeing to purchase Blended Winglets for installation on eight Boeing 767-300ER jets, and options to purchase seven additional pairs of Blended Winglets.

•                  In the beginning of September, Hawaiian announced that for the ninth consecutive year it would carry the Oakland Raiders to their road games and provide the ‘Silver and Black’ with a style of service dedicated to helping the players, coaches and staff get ready for football.

•                  In the beginning of August, Hawaiian announced that for the second straight year, the defending NFC West Division Champion Seattle Seahawks would fly to their road games enjoying the wide-body comfort and award-winning service of Hawaiian.

•                  In early July, Hawaiian was ranked as the nation’s #1 carrier for on-time performance as reported by the U.S. Department of Transportation’s (DOT) Air Travel Consumer Report for the month of May. Hawaiian also ranked fourth nationally for fewest misplaced bags and fifth in the industry for fewest cancelled flights.

Second Quarter Highlights

•                  At the end of June, Hawaiian was added to the Russell 3000(R) Index.

•                  In early June, Hawaiian announced that it would expand its interisland fleet with the addition of four Boeing 717-200 aircraft to better meet the needs of Hawaii’s interisland travelers in the wake of the shutdown of Aloha Airlines on April 1.

•                  In early June, Hawaiian commenced trading on the NASDAQ Global Market under the symbol “HA.”

•                  At the end of May, Hawaiian received the 2008 Maggie Award for Best Travel/In-Transit Consumer magazine from the Western Publications Association.

•                  In mid-May, Hawaiian signed a new codeshare agreement with United Airlines on interisland flights.

•                  At the end of April, Hawaiian reached a lawsuit settlement with Mesa Air Group and received a cash payment of $52.5 million in early May. Mesa withdrew its appeal of the $80 million judgment (plus interest, attorney’s fees and costs) awarded against Mesa by the United States Bankruptcy Court in October 2007.

•                  In mid-April, Hawaiian launched a historic new chapter in its 79-year legacy of service for Hawaii with the start of nonstop flights between Honolulu and Manila, the Company’s first gateway to Asia. The new service also makes Hawaiian the only U.S. carrier providing nonstop service between Manila and Honolulu, and will more than double capacity on the route.

•                  In early April, in response to the sudden closure of both Aloha Airlines and ATA Airlines, Hawaiian announced nonstop daily service between Honolulu and Oakland, California, starting May 1.

•                  In early April, in response to Aloha ceasing flight operations, Hawaiian took immediate steps to add capacity to its daily interisland schedule, substantially increased its customer service staffing at airports statewide, and established a dedicated website page and toll-free phone number providing updated information for displaced Aloha ticket holders. The Company also flew extra section flights to the West Coast to accommodate hundreds of visitors stranded in Hawaii by the closure of Aloha and ATA.

First Quarter Highlights

•                  Hawaiian led all U.S. carriers in on-time performance for each of the past four straight years (2004-2007) and in fewest misplaced bags for the past three years (2005-2007) as reported by the U.S. Department of Transportation (DOT). Additionally, Hawaiian ranked second nationally for fewest cancelled flights.

•                  In early February, Hawaiian reached key agreements with its pilot and flight attendant unions on the introduction of new aircraft and signed a definitive purchase agreement with Airbus to acquire 12 new long-range wide-body aircraft and secure purchase rights for an additional 12 aircraft.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Wednesday, February 18, 2009) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past five years (2004-2008) and also been an industry leader in fewest misplaced bags during that same period (#2 in 2008, #1 from 2005-2007) as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 80th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 160 daily jet flights within the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Nasdaq: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, the price and availability of aviation fuel; economic conditions generally; our dependence on tourist travel; competition in the transpacific and interisland markets; the effects of seasonality and cyclicality; the concentration of our business in Hawaii; the competitive advantages held by network carriers in the transpacific markets; the effects of new entrants into the transpacific and interisland markets; competitive pressures on pricing (particularly from lower-cost competitors); demand for transportation in the markets in which we operate; our ability to negotiate amendments to labor agreements which are currently amendable; our dependence on satisfactory labor relations; the impact of our substantial financial and operating leverage; our ability to comply with financial covenants; the competitiveness of our labor costs; our substantial funding obligations under our defined benefit pension plans; our ability to attract, motivate and retain key executives and other employees; our increasing dependence on technologies to operate our business; our reliance on other companies for facilities and services (including, without limitation, aircraft maintenance, code sharing, reservations, computer services, accounting, frequent flyer programs, passenger processing, ground facilities, baggage and cargo handling and personnel training); our fleet concentration in out-of-production Boeing 717-200 aircraft; our long-term commitments with aircraft and engine manufacturers and eventual financing arrangements; delays in scheduled aircraft deliveries or other loss of fleet capacity; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; increases in aircraft maintenance costs due to the aging and increased utilization of our fleet, and the possible unavailability of other aircraft; bankruptcies in the airline industry and the possible negative impact such bankruptcies might have on fares and excess capacity; government legislation and regulation, including the Aviation and Transportation Security Act and other similar regulations; changes that may be required by the Federal Aviation Administration or other regulators to Hawaiian Airlines, Inc.’s aircraft or operations; the impact of possible aircraft incidents; the impact of possible outbreaks of disease; the impact of litigation; anticipated and unanticipated; the impact of possible disruptions due to unpredictable weather and environmental concerns; the potential impact of consolidation within the airline industry; increased airport rent rates and landing fees at the airports within the State of Hawaii; the cost and availability of insurance, including aircraft insurance; security related costs and regulation; our ability to implement our growth strategy and related cost reduction goals; consumer perceptions of our services compared to other airlines.

Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating Revenue:
Passenger	$267,968	$226,592	$1,105,521	$889,038
Cargo	13,940	8,361	41,493	30,916
Charter	2,642	4,619	4,916	11,842
Other	15,987	11,110	58,935	50,759
Total	300,537	250,682	1,210,865	982,555

Operating Expenses:
Aircraft fuel, including taxes and oil	78,886	87,357	424,532	291,636
Wages and benefits	58,893	51,030	242,798	222,558
Aircraft rent	28,627	24,418	99,803	97,626
Maintenance materials and repairs	24,524	23,746	107,809	93,166
Aircraft and passenger servicing	14,117	12,768	55,962	53,877
Commissions and other selling	9,864	11,166	56,574	53,602
Depreciation and amortization	12,982	12,599	48,678	45,952
Other rentals and landing fees	11,484	6,573	39,067	27,897
Litigation settlement	—	—	(52,500)	—
Other	23,034	23,014	96,244	89,407
Total	262,411	252,671	1,118,967	975,721

Operating Income (Expense)	38,126	(1,989)	91,898	6,834

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(5,399)	(6,157)	(20,656)	(25,510)
Interest income	1,491	2,719	7,264	10,643
Capitalized interest	—	—	—	1,309
Loss on Extinguishment of Debt	—	—	(54)	—
Gains (losses) on fuel derivatives	(21,335)	5,548	(16,066)	3,564
Unrealized loss on securities other than temporarily impaired	(7,827)	—	(7,827)	—
Other, net	(872)	980	(1,350)	1,089
Total	(33,942)	3,090	(38,689)	(8,905)

Net Income (Loss) Before Income Taxes	4,184	1,101	53,209	(2,071)

Income tax expense (benefit)	16,065	(2,206)	24,623	(9,122)

Net Income	$(11,881)	$3,307	$28,586	$7,051

Net Income Per Common Stock Share:
Basic	$(0.23)	$0.07	$0.59	$0.15
Diluted	$(0.23)	$0.07	$0.57	$0.15

Weighted Average Number of Common Stock Shares Outstanding:
Basic	51,467	47,291	48,555	47,203
Diluted	52,421	47,579	50,527	47,460

Fuel Derivative Contract Summary

As of February 13, 2009

	Weighted Average Ceiling Price (per gallon)	Ceiling Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged	Weighted Average Floor Price (per gallon)	Floor Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged
First Quarter 2009*
Crude Oil	$1.95	$3.05 - $0.99	16,674	51%	$1.67	$2.25 -$1.08	6,384	19%
Heating Oil	$3.35	$3.51 - $3.24	630	2%	$3.12	$3.51 - $2.82	1,260	4%
Total			17,304	53%			7,644	23%

Second Quarter 2009
Crude Oil	$1.69	$2.65 - $1.12	13,272	40%	$1.58	$2.04 - $0.98	6,972	21%

Third Quarter 2009
Crude Oil	$1.59	$2.39 - $1.19	7,686	23%	$1.19	$1.90 - $0.97	4,998	15%

Fourth Quarter 2009
Crude Oil	$1.64	$1.68 - $1.34	2,478	8%	$1.05	$1.11 - $1.03	2,394	7%

First Quarter 2010
Crude Oil	$1.68	$1.68 - $1.68	252	1%	$1.08	$1.08 - $1.08	252	1%

*Note: First quarter totals include certain contracts which have settled during the quarter

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2008		2007		2008		2007

GAAP operating expenses	$262.4		$252.7		$1,119.0		$975.7
Litigation settlement	—		—		(52.5)		—
Operating expenses, less litigation settlement	262.4		252.7		1,171.5		975.7
Aircraft fuel, including taxes and oil	78.9		87.4		424.5		291.6
Operating expenses, less litigation settlement and aircraft fuel	$183.5		$165.3		$746.9		$684.1

Available Seat Miles	2,394.4		2,350.5		9,508.6		9,231.6

CASM - GAAP	10.96	¢	10.75	¢	11.77	¢	10.57	¢
Add back: Litigation settlement	—		—		(0.55)		—
CASM - excluding litigation settlement	10.96	¢	10.75	¢	12.32	¢	10.57	¢
Less: aircraft fuel	3.30		3.72		4.46		3.16
CASM - excluding litigation settlement and aircraft fuel	7.67	¢	7.03	¢	7.86	¢	7.41	¢

Notes:

ASM’s represents total operations